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Press Release                                                       EXHIBIT 99.1

                           PRINCETON MEDIA GROUP, INC.
                     ANNOUNCES RESTRUCTURING OF SUBSIDIARIES

Palm Beach, FL, November 3, 1998 - Princeton Media Group, Inc. (Nasdaq: PMGIF) announced today that its wholly-owned subsidiaries have been assigned for benefit to the creditors to Development Specialiss, Inc. ("DSI.") On October 27, 1998, Princeton Publishing, Inc. and Firestone Publishing, Inc., wholly-owned subsidiaries of Princeton Media Group, Inc., and Kingston Press, Inc., a wholly-owned subsidiary of Princeton Publishing, Inc., each filed an Assignment for the Benefit of Creditors, a proceeding governed under the e laws of the State of Florida. The Assignment proceeding gives creditors the opportunity to file proofs of claims. The Assignments were filed in order to expedite an orderly sale and disposition of the assets of the entities and pay claims in order of priority.

The Company has made extensive efforts over the last year to obtain sufficient financing to improve cash flows and restore existing vendor relationships. Management has determined that due to continuing degradation of the core business, the Company's highly levered balance sheet, and increased volatility in the capital markets, that the Company will be unable to secure such financing in a timeframe that would allow operations to continue on a day to day basis.

The company believes that its actions are in the best interest of all parties, creditors and shareholders alike.

The Assignee is Development Specialists, Inc., 200 Biscayne Boulevard, Suite 900, Miami, Florida 33131, Attn: William A. Brandt, Jr. and the attorneys for the Assignee are Gunster, Yoakley, Valdes-Fauli, & Stewart, P.A., Attn: Phillip
M. Hudson, III, Esq., One Biscayne Tower, Suite 3400, Miami, Florida 33131-1897. The Assignee is required to contact all known creditors within 30 days. All creditors and interested parties must file a proof of claim with the assignee or his attorney on or before March 1, 1999.

       For further information contact: William A. Purdy III, (561) 659-0121.